Exhibit 10.8

EMPLOYMENT AGREEMENT

This Employment Agreement (this “Agreement”) is made and entered into as of March 17, 2003 by and between Hungarian Telephone and Cable Corp., a corporation organized under the laws of the State of Delaware, United States of America (the “Company”) and Ole Bertram (“Executive”).

RECITALS:

A.       Executive has been the Company’s President and Chief Executive Officer since January 1, 1999.

B.       The Company and Executive are parties to that certain Employment Agreement dated May 21, 2001 (the “2001 Employment Agreement”), pursuant to which Executive is serving as the Company’s President and Chief Executive Officer.

C.       The Company and Executive have agreed to enter into this Agreement to replace the 2001 Employment Agreement.

NOW, THEREFORE, in consideration of the respective covenants and agreements of the parties set forth herein, it is agreed as follows:

1.        Employment and Duties. The Company agrees to employ Executive and Executive accepts the employment, subject to the terms and conditions herein, to continue to serve as President and Chief Executive Officer of the Company. Executive shall report to the Board of Directors of the Company (the “Board”). Executive’s duties and responsibilities shall include the duties and responsibilities as set forth in the Company’s bylaws from time to time in effect and such other duties and responsibilities as the Board may from time to time reasonably assign Executive, in all cases consistent with Executive’s position. Executive shall perform faithfully the executive duties assigned to him to the best of his ability.

2.        Place of Employment. Executive shall be employed at the Company’s offices located in Budapest, Hungary.

3.        Term. This agreement shall have an indefinite term and shall continue indefinitely unless terminated pursuant to Section 18 hereof (the “Employment Period”).

4.        Annual Salary. Executive is receiving a monthly salary based on an annualized rate of Two Hundred Seventy Thousand Dollars ($270,000) for 2003. The Company shall be entitled to deduct or withhold all taxes and charges which the Company may be required by law to deduct or withhold therefrom. The Compensation - Stock Option Committee of the Board (the “Compensation Committee”) shall annually review (on a calendar year basis) Executive’s base salary in light of the performance of Executive and, if it finds Executive’s performance to be satisfactory, the Compensation Committee shall increase such base salary by an amount it determines to be appropriate.

5.        Option Award. Provided Executive has maintained continuous service with the Company through the first business day of each calendar year, the Company shall annually grant to Executive on the first business day of each calendar year, an option from the Company’s 2002 Incentive Stock Option Plan (the “Plan”) to purchase at least 100,000 shares of the Company’s common stock. The portion of such option to purchase the first 50,000 shares of common stock shall vest on June 30th of the year of grant and the other portion of such option to purchase the remaining 50,000 shares of common stock shall vest on December 31st of the year of grant so that such option shall be fully vested within one year of the grant date. Each vesting date is contingent on the continuous employment of Executive through the relevant vesting date. If Executive has not maintained continuous service with the Company through the relevant vesting date other than in circumstances which would require the payment of Severance Benefits set forth in Paragraph 18(b) and (c) (wherein the Company terminated this Agreement for “cause” or Executive terminated this Agreement upon six months written notice as set forth in Paragraph 18(a)(iii)), all as yet unvested options shall be forfeited and cancelled. The options shall have a ten-year exercise period. The initial purchase price per share of common stock for the options shall be the fair market value per share of the Company’s common stock (as determined by the Plan) on the date of grant.

6.         Annual Performance Bonus. Executive shall be entitled to receive an annual cash bonus if the Company achieves certain pre-determined objectives to be mutually agreed upon by Executive and the Compensation Committee. The Compensation Committee and Executive shall establish such objectives in January of the relevant year and such bonus, if any, shall be payable by April 30th of the year following the year in which the bonus is attributable (the “Bonus Year”) after the completion of the Company’s audited financial statements for the Bonus Year, provided that if the Bonus Year is Executive’s last year of employment, then the bonus, if any, shall be payable by December 31st of the Bonus Year subject to an agreement between Executive and the Compensation Committee on a final bonus settlement upon the completion of the audited financial statements for the Bonus Year. For any year in which the Company’s performance reaches at least 75% of such year’s objectives, Executive shall be entitled to receive the following bonus:

75	%:	$75,000	101	%:	101,000
76	%:	76,000	102%		102,000
77	%:	77,000	103	%:	103,000
78	%:	78,000	104	%:	104,000
79	%:	79,000	105	%:	105,000
80	%:	80,000	106	%:	106,000
81	%:	81,000	107	%:	107,000
82	%:	82,000	108%		108,000
83	%:	83,000	109%		109,000
84	%:	84,000	110	%:	110,000
85	%:	85,000	111	%:	111,000
86	%:	86,000	112	%:	112,000
87	%:	87,000	113	%:	113,000
88	%:	88,000	114	%:	114,000
89	%:	89,000	115	%:	115,000
90	%:	90,000	116	%:	116,000
91%		91,000	117	%:	117,000
92%		92,000	118	%:	118,000
93%		93,000	119	%:	119,000
94%		94,000	120	%:	120,000
95%		95,000	121	%:	121,000
96%		96,000	122	%:	122,000
97%		97,000	123	%:	123,000
98%		98,000	124	%:	124,000
99%		99,000	125	% or more:	125,000
100%		100,000

7.        Annual Housing Allowance. Executive will receive an annual housing allowance (the “Housing Allowance”) of Thirty-Six Thousand Dollars ($36,000), payable in equal monthly installments.

8.        Employee Taxes. Executive shall be solely responsible for any and all of Executive’s (i) income and (ii) social security, medicare or any other miscellaneous taxes applicable to any salary, bonus, option grant, allowance, severance benefit or any other type of compensation or benefit received by Executive pursuant to this Agreement which is subject to taxation and payable by Executive to any governmental taxing authority including, but not limited to, any governmental taxing authority in the Republic of Hungary, the United States of America or Denmark.

9.        Pension Account. The Company is making, and shall continue to make during Executive’s term of employment, a monthly contribution based on an annual rate of $30,000 to the Danish pension account of Executive which account Executive may not withdraw therefrom until the retirement of Executive.

10.      Health and Dental Insurance. The Company shall provide Executive and his spouse with health and dental insurance coverage under a fully comprehensive international scheme.

11.      Automobile. The Company shall provide Executive with the use of a private Company automobile to be maintained by the Company.

12.      Vacation. Executive will be entitled to thirty (30) business days annual paid vacation.

13.      Work Permits. With the Company’s assistance, Executive shall obtain and keep current any Hungarian work permits, residency permits or other similar licenses as may be required by Hungarian law as a result of Executive’s employment by the Company.

14.      Covenant Not to Compete. Executive hereby agrees that during the term of this Agreement, he will not, either through any kind of ownership (other than ownership of securities of a publicly held corporation of which Executive owns less than five percent (5%) of any class of outstanding securities), or as a director, officer, principal, agent, employee, employer, advisor, consultant, co-partner, or in any individual or representative capacity whatever, either for his own benefit or for the benefit of any other person, firm, or corporation, without the prior written consent of the Company’s Board of Directors, compete with the Company by engaging in any act, including, but not limited to, any of the following: (a) canvass, solicit, accept, or perform any type of work performed by the Company for any “customer” (as hereinafter defined) of the Company; (b) develop, design, market any services that may be sold by the Company during the term of this Agreement; (c) request or advise any firm to withdraw, curtail, or cancel its business with the Company; (d) give or attempt to give any person, partnership, or corporation the right to solicit or canvass any customer for the performance of services provided by the Company; and (e) induce or attempt to influence any employee of the Company or any employee of any customer to terminate his employment with the view toward competing with the Company or any customer. As used herein, the term “customer” includes any of the Company customers at any time during the term of this Agreement.

15.      Confidential Information.

(a)       Nondisclosure. Executive expressly covenants and agrees that he will not during the term of this Agreement or at any time after the termination hereof, irrespective of the time, manner, or cause of termination, reveal, divulge, disclose, or communicate to any person, firm, or corporation, other than authorized officers, directors, and employees of the Company, in any manner whatsoever, any “confidential information” (as hereinafter defined) of the Company that would be inconsistent with the position held by Executive or the duties being performed by Executive at the direction of the Company.

(b)       Return of Confidential Information and Other Property. Upon termination of this Agreement, Executive will surrender to the Company all confidential information including, without limitation, all lists, charts, schedules, reports, financial statements, books and records, and all copies thereof, of the Company and all other property belonging to the Company whatsoever. As used herein, “confidential information” means information disclosed to or known by Executive as a consequence of or through his employment for the Company, not generally known in the business in which the Company is or may become engaged, about the Company, its business, products and processes.

16.      Breach of Covenant Not to Compete and Confidentiality Provision. Executive agrees that a substantial violation on his part of any covenant contained in Paragraphs 14 and 15 above will cause such damage to the Company as will be irreparable and for that reason, Executive further agrees that the Company shall be entitled as a matter of right, to an injunction out of any court of competent jurisdiction, restraining any further violation of said covenants by Executive, his employer, employees, partners, or agents. Such right to injunction shall be cumulative and in addition to whatever other remedies the Company may have, including, specifically, recovery of liquidated and additional damages. Executive expressly acknowledges and agrees that the respective covenants and agreements shall be construed in such a manner as to be enforceable under applicable laws if a more limited scope of time is determined by a court or competent jurisdiction to be required.

17.      Indemnification. The Company agrees that if Executive is made a party, or is threatened to be made a party, to any action, suit or proceeding, whether civil, criminal, administrative or investigative (a “Proceeding”), by reason of the fact that he is or was a director, officer or employee of the Company, Executive shall be indemnified and held harmless by the Company to the fullest extent legally permitted or authorized by the Company’s certificate of incorporation or bylaws or resolutions of the Board or, if greater, by the laws of the State of Delaware, against all cost, expense, liability and loss (including, without limitation, attorney’s fees, judgments, fines, ERISA excise taxes or penalties and amounts paid or to be paid in settlement) reasonably incurred or suffered by Executive in connection therewith.

The Company agrees to continue to maintain a directors’ and officers’ liability insurance policy covering Executive to the extent the Company provides such coverage for any of its other executive officers.

18.      Termination.

(a)       Reasons for Termination. The employment of Executive with the Company shall terminate automatically upon Executive’s death and may be terminated: (i) by the Company, with six months notice, upon Executive’s disability which renders him unable to perform his usual and customary duties for a period of 180 consecutive days; (ii) by the Company with “cause” upon at least 30 days written notice or by the Company without “cause” upon six months written notice (“cause” is hereinafter defined); (iii) by Executive upon six months written notice; (iv) by Executive upon one month written notice if he suffers a demotion or a lower status with the Company other than for cause; or (v) by Executive upon one month written notice, in the event of a “change in control” (as hereinafter defined), whether or not Executive suffers a demotion or a lower status with the Company. For purposes of this Agreement, “cause” shall mean (i) a failure by Executive to substantially perform Executive’s reasonable and legal duties and as defined by goals established by the Board and agreed to by Executive, other than a failure resulting from Executive’s complete or partial incapacity due to physical or mental illness or impairment, (ii) a willful act by Executive that constitutes gross misconduct and that is injurious to the Company, (iii) a willful breach by Executive of a material provision of this Agreement, or (iv) a material and willful violation of a federal or state law or regulation applicable to the business of the Company. No act, or failure to act, by Executive shall be considered “willful” unless committed without good faith and without a reasonable belief that the act or omission was in the Company’s best interest. For purposes of this Agreement, a “change of control” shall be deemed to have occurred if (1) any “person” (as such term is used in Paragraphs 13(d) and 14(d) of the U.S. Securities and Exchange Act (the “Exchange Act”)), other than (x) Citizens Communications Company and/or any one or more direct or indirect wholly-owned subsidiary of Citizens Communications Company (together, “Citizens”), or (y) Tele Danmark A/S and/or any one or more direct or indirect wholly-owned subsidiary of Tele Danmark A/S (together, Tele Danmark”), is or becomes the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing thirty-five percent (35%) or more of the combined voting power (with respect to the election of directors) of the Company’s then outstanding securities; (2) at any time after the execution of this Agreement, a majority of the Board shall be replaced, over a two-year period, from the directors who constituted the Board at the beginning of such period, and such replacement shall not have been approved by either two-thirds (2/3) of the Board as constituted at the beginning of such period or Citizens or Tele Danmark; (3) the consummation of a merger or consolidation of the Company with or into any other corporation (other than with Citizens or Tele Danmark), other than a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) more than sixty-five percent (65%) of the combined voting power (with respect to the election of directors) of the securities of the Company or of such surviving entity outstanding immediately after such merger or consolidation; or (4) the consummation of a plan of complete liquidation of the Company or of an agreement for the sale or disposition by the Company of all or substantially all of the Company’s business or assets.

(b)       Termination Benefits. If Executive’s employment is terminated pursuant to Paragraph 18(a) of this Agreement for any reason noted above other than by the Company for “cause” or by Executive upon six months notice as set forth in clause (iii) of Paragraph 18(a), Executive will be entitled to receive the following benefits as severance following the end of his employment (the “Severance Benefits”):

(i)       a lump sum payment equal to six (6) months’ salary and pension payments at Executive’s then-current annual salary and pension level;

(ii)      payment of any salary, expenses, allowances and benefits accrued by Executive up to the date of the termination; and

(iii)     the immediate vesting and release of any unvested unreleased portion of the options granted as of the date of such termination pursuant to this agreement, without restriction.

(c)       Benefits in the Event of Executive’s Death. Except as set forth below, if Executive’s employment terminates automatically in the event of Executive’s death, Executive’s estate will be entitled to receive the Severance Benefits. The Company may, at its option, maintain a life insurance policy for Executive in an amount deemed to be appropriate by the Board and designating Executive’s estate as the beneficiary.

If the Company elects to maintain such life insurance and the policy amount equals or exceeds the value of the Severance Benefits (as determined by the Board), Executive’s estate shall only be entitled to receive the proceeds of the insurance policy. If the policy amount is less than the value of the Severance Benefits, the Company shall pay to Executive’s estate an amount equal to the difference between the value of the Severance Benefits and the amount to which the estate would be entitled to under the insurance policy. The Company shall determine the value of the Severance Benefits as soon as practicable after Executive’s death but in no event later than thirty (30) days thereafter.

(d)       Date of Termination; Provision of Severance Benefits. The date of termination of Executive’s employment by the Company under this Paragraph 18 shall be six months after receipt by Executive of written notice of termination, provided, however, that if the termination is for cause the date of termination shall be the later of the date specified in the written notice of termination for cause or thirty days following the receipt by Executive of such written notice of termination for cause. The date of termination by Executive under this Paragraph 18 shall be one month after receipt by the Company of written notice of termination except in the case of termination by Executive as set forth in clause (iii) of Paragraph 18(a) pursuant to which Executive is required to give the Company six month notice. The Severance Benefits to which Executive is entitled under subparagraph (b) hereof shall be provided within thirty (30) days of the end of Executive’s employment. In the case of automatic termination in the event of Executive’s death, the benefits shall be provided no later than thirty (30) days from the date of Executive’s death.

19.      Miscellaneous.

(a)       Rights Under Plans and Programs. Notwithstanding anything in this Agreement to the contrary no provision of this Agreement is intended, nor shall it be construed, to reduce or in any way restrict any benefit to which Executive may be entitled under any agreement, plan, arrangement, or program providing benefits for Executive.

(b)       Entire Agreement. This Agreement constitutes the entire agreement between the parties with respect to the subject matter of this Agreement and supersedes all prior written and oral and all contemporaneous oral agreements and understandings with respect to the subject matter of this Agreement.

(c)       Notices. Any notice or request to be given hereunder by any party to the other shall be in writing and shall be deemed to have been duly given on the next business day after the same is sent, if delivered personally or sent by telecopy or overnight delivery, or five calendar days after the same is sent, if sent by registered or certified mail, return receipt requested, postage prepaid, as set forth below, or to such other persons or addresses as may be designated in writing in accordance with the terms hereof by the party to receive such notice.

If to the Company, to:

Hungarian Telephone and Cable Corp.
1201 Third Avenue, Suite 3400
Seattle, WA 98101-3034
Facsimile No.: 206-652-2911
Attn: General Counsel

If to Executive, to:

the address or facsimile number
for Executive as set forth
in the Company’s records

with a required copy to:

(to be provided by Executive)

(d)       Governing Law; Forum; Consent to Jurisdiction. This Agreement shall be governed by and construed in accordance with the laws of the State of New York without giving effect to the principles of conflict of laws thereof. Each of the parties to this Agreement hereby irrevocably and unconditionally (i) consents to submit to the exclusive jurisdiction of the courts of the State of New York for any proceeding arising in connection with this Agreement (and each such party agrees not to commence any such proceeding, except in such courts), (ii) to the extent such party is not a resident of the State of New York, agrees to appoint an agent in the State of New York as such party’s agent for acceptance of legal process in any such proceeding against such party with the same legal force and validity as if served upon such party personally within the State of New York, and to notify promptly each other party hereto of the name and address of such agent, (iii) waives any objection to the laying of venue of any such proceeding in the courts of the State of New York, and (iv) waives, and agrees not to plead or to make, any claim that any such proceeding brought in any court of the State of New York has been brought in an improper or otherwise inconvenient forum.

(e)       Counterparts. This Agreement may be executed in one or more counterparts, and each of such counterparts shall for all purposes be deemed to be an original, but all such counterparts together shall constitute but one instrument.

(f)       Executive’s Successors. This Agreement and all rights of Executive hereunder shall inure to the benefit of, and be enforceable by, Executive’s personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees.

(g)       Assignment. Neither this Agreement, nor the rights and obligations hereunder, may be assigned by either party without the prior written consent of the other party.

(h)       Parties in Interest. Nothing in this Agreement, expressed or implied, is intended to confer on any person other than the parties hereto or their respective successors or assigns, any rights, remedies, obligations or liabilities under or by reason of this Agreement.

(i)        Prior Employment Agreement. This Agreement terminates and replaces the 2001 Employment Agreement but preserves any options granted pursuant to the 2001 Employment Agreement.

(j)        Amendment. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties.

(k)       Extension; Waiver. Either party to this Agreement may (a) extend the time for the performance of any of the obligations or other acts of the other party to this Agreement or (b) waive compliance by the other party with any of the agreements or conditions contained herein or any breach thereof. Any agreement on the part of a party to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party.

(l)        Severability. The provisions of this Agreement are severable and, if any provision of this Agreement is determined to be invalid or unenforceable by any court of competent jurisdiction, such provision (in any other jurisdiction) and the other provisions hereof (in any jurisdiction) shall not be rendered otherwise invalid or unenforceable and such provision shall be deemed to be modified to the extent necessary to render it legal, valid and enforceable, and if no such modification shall render it legal, valid and enforceable, then this Agreement shall be construed as if not containing the provision held to be invalid, and the rights and obligations of the parties shall be construed and enforced accordingly.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year first above written.

HUNGARIAN TELEPHONE AND CABLE CORP.
By:	/s/ William E. Starkey

William E. Starkey Chairman of the Compensation-Stock Option Committee

OLE BERTRAM
/s/ Ole Bertram

Ole Bertram